Exhibit 99.1

Wiless Controls Executes Agreement with JT Global for Worldwide Launch of M2M Platform

Montreal, April 8, 2013. Wiless Controls Inc. (OTCBB-WILS) (“the Company”), the leading innovator of embedded wireless asset monitoring solutions, is pleased to announce that it has executed an agreement with JT Global, a preeminent global network provider (www.jtbglobal.com), to deliver the Company’s Machine-to-Machine (“M2M”) platform on every continent using a guaranteed network connection.

The Company’s Cellular Gateway, the proprietary device at the core of the Wiless M2M platform, has gone through rigorous beta testing and is has been evaluated in the US and Canada, Europe, the Middle East and North Africa.  Additionally, Metropolitan Industries (http://www.metropolitanind.com), the Company’s production and distribution partner, has been demonstrating the Wiless M2M technology at their corporate headquarters in Romeoville, Illinois and has begun showcasing the technology in leading trade shows across the country.

 “Now that production has started on our Cellular Gateway, the base component of our M2M Total Solution, the next building block needed was a global cellular network with the most robust connectivity” stated Michel St-Pierre, Chief Executive Officer of Wiless Controls Inc. “JT Global with their Resilience Platform and Multi-Operator Profile SIM provides coverage through virtually every GSM mobile operator in the world. JT Global’s superior ability to switch network when data connectivity drops below pre-defined thresholds, made them the obvious choice. We consider our company very fortunate to have them as partners, as a company of their magnitude validates the effectiveness and potential of our platform.”

Paul Bullock, JT Global’s Director M2M Business Development commented: “Early on, JT identified Wiless Controls Inc. as a valuable player in the M2M space and Wiless has been great to work with.  We are excited that Wiless has chosen JT’s Resilience service as a key building block for its services.  The Resilience service takes M2M services to the next level in terms of reliability and coverage in what is becoming a global staple of connectivity in commercial, residential and industrial applications”

About JT Global
JT Global, the Channel Islands’ incumbent network provider, with a 117 year heritage, full state-ownership and an exceptionally solid balance sheet, is the right partner for long term Machine to Machine deployments. JT’s Resilience M2M platform combines several elements to build a uniquely robust M2M service delivery engine and solve problems of network dependence and signal loss.

About Wiless Controls Inc.
Wiless Controls is a solution provider of M2M wireless services designed to control and manage the access and use of virtually any asset from “anywhere-to-anywhere” in the world. This is the world of Machine-to-Machine or M2M, the Internet of Things. The Wiless M2M Platform moves information and commands from the source directly to the desktop or smartphone, helping develop new service offerings, enabling real-time control over assets and open up new markets.

Forward Looking Statements

The matters discussed herein, as well as in future oral and written statements by management of Wiless Controls Inc. could contain forward-looking statements, and are based on current management expectations that involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements.